UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA		95113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2008, Heritage Commerce Corp (the “Company”), Heritage Bank of Commerce (the “Bank”) and Richard Hagarty (“Hagarty”) entered into a Severance Agreement (the “Severance Agreement”).  Hagarty was hired by the Bank on July 16, 2002, and last held the position of Executive Vice President / Chief Credit Officer.  On October 17, 2007, Hagarty entered into an Amended and Restated Employment Agreement with the Company and the Bank (the “Employment Agreement”).  On September 5, 2008, Hagarty tendered his resignation to become effective September 17, 2008.  The Severance Agreement supersedes and terminates the Employment Agreement.

Under the terms of the Severance Agreement, the Bank will pay Hagarty a severance payment in the amount of $164,107.50 consisting of the following: (i) nine (9) months of his annual base salary ($122,025.00) and (ii) nine (9) months prorated of the highest annual bonus paid to Hagarty in any of the three (3) fiscal years immediately preceding his resignation ($42,082.50).  The Bank will pay the costs of Hagarty’s COBRA medical and dental insurance coverages for the period from the effective date of his resignation until the earlier of (i) nine (9) months following the effective date of resignation, or (ii) the date upon which Hagarty obtains such comparable insurance coverage from another employer or other source.  The Severance Agreement contains mutual releases from Hagarty and the Bank and the Company.  Mr. Hagarty also agreed to certain provisions restricting his use of trade secrets and the nonsolicitation of customers and employees.  A copy of the Severance Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

On the effective date of Hagarty’s resignation, Michael R. Ong, the Executive Vice President / Chief Risk Officer of the Bank will assume the duties of Chief Credit Officer.

Item 9.01.        Financial Statements and Exhibits.

99.1   Richard Hagarty Severance Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: September 10, 2008	By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description

Exhibit 99.1	Richard Hagarty Severance Agreement